UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 9, 2008

En Pointe Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-28052	75-2467002
(Commission File Number)	(I.R.S. Employer Identification No.)

18701 Figueroa Street Gardena, California	90248
(Address of principal executive offices)	(Zip Code)

(310) 337-5200
Registrant’s telephone number, including area code

_____________________Not Applicable____________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2008, En Pointe Technologies Sales, Inc. (“Seller”), a wholly-owned subsidiary of En Pointe Technologies, Inc., entered into a Limited Liability Company Purchase Agreement (the “Purchase Agreement”) with Allied Digital Services Ltd (“Purchaser”) to sell a majority interest in its wholly-owned subsidiary, En Pointe Global Services, LLC (“EPGS”).  In connection with the transaction,  Seller transferred a majority of its I.T. service business, including related employees and contracts, to EPGS.  Purchaser is a publicly traded corporation on the Bombay Stock Exchange in India.  Purchaser will acquire from Seller an 80.5% interest in EPGS for $10 million in cash and 745,000 shares of Purchaser's restricted stock.  As of July 9, 2008, such stock was valued at approximately $14 million and has a one year lockup from the date of issuance.  The Seller will retain the remaining 19.5% interest in EPGS.

Closing is set to take place after certain conditions are met.  Conditions to closing include, among other things, Purchaser delivering to Seller $8 million in cash within twelve days of signing and within three days thereafter Seller transferring 27,587 Series A Units of EPGS, representing an approximate 27.6% interest, to the Purchaser.  In addition, the Seller must transfer working net assets of not less than $1 million to EPGS.

Immediately following closing, Purchaser and Seller will make capital contributions to EPGS in the amounts of $4,025,000 and $975,000, respectively.   EPGS and Seller will have continuing obligations after closing including a business referral arrangement, license agreements, a services agreement and mutual noncompete.

An escrow arrangement has been established for the benefit of each party.  Within seven days following the closing, Seller will deposit 52,913 Series A Units of EPGS, representing an approximate 52.9% interest, with the escrow agent.  Within 75 days following the signing of the purchase agreement or the closing, the Purchaser will deliver to the escrow agent $2 million in cash and either (i) 745,000 shares of the Purchaser's stock or (ii) $13,345,000 in cash.  The amounts deposited by Purchaser into escrow are available to compensate Purchaser solely for indemnification obligations of Seller relating to any shortfall in target revenues of EPGS.  The EPGS target revenues are $30.0 million for the 12 month period ending June 30, 2009.  Any shortfall in the target revenues would result in a downwards adjustment to the purchase price via escrow calculated on a ratio of 30:29, so that for each $30 shortfall Purchaser would get damages of $29.  The balance of the cash and/or shares of Purchaser’s stock held in escrow will be released to Seller 14 months after the closing of the transaction provided that there are no pending claims by the Purchaser.  If Purchaser fails to fund the escrow with the cash and shares of stock described above in a timely manner or the shares of stock are not freely tradable after the expiration of the one year lockup, Seller may elect at its sole discretion to receive a pro rata release of the Series A Units back from escrow in satisfaction of such amounts.  The balance of the Series A Units held in escrow will be released to Purchaser 12 months after the closing of the sale provided that there are no pending claims by Seller.

Under separate agreements between EPGS and Seller, EPGS will lease one floor of the En Pointe Technologies, Inc. headquarters building in Gardena, California and will pay Seller directly for the rental costs of the Rancho Cucamonga, California configuration center as well as several branch offices.

There will be continuity of management as the service employees of Seller will initially continue in their same capacities and will operate autonomously.  The CEO of En Pointe Technologies, Inc., Bob Din, will also serve on the board of EPGS as a representative of Seller.

The foregoing summaries of the terms of the Purchase Agreement and the escrow agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.70 and 10.71, respectively, and are incorporated herein by reference.  A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers.

In conjunction with the Purchase Agreement reported in Item 1.01, three executive officers, Messrs. Kevin B. Schatzle, Senior Vice President of Sales, Richard R. Emil, Vice President of Services, and David Mochalski, Vice President of Sales have terminated employment effective July 1, 2008 with En Pointe Technologies Sales, Inc. and have transferred their employment to En Pointe Global Services, LLC.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
Not applicable.

(b)	Pro forma financial information.
Not applicable.

(c)	Shell Company Transactions.
Not applicable.

(d) Exhibits:

Exhibit

Number	Description

10.70	Limited Liability Company Purchase agreement between En Pointe Technologies Sales, Inc. and Allied Digital Services Ltd., dated July 9, 2008
10.71	Escrow Agreement by and among En Pointe Technologies Sales, Inc., Allied Digital Services Ltd., and U.S. Bank National Association, dated July 9, 2008
99.1	Press release dated July 9, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

En Pointe Technologies, Inc.

July 15, 2008	By:	/s/ Robert A. Mercer____________
Name: Robert A. Mercer
Title: Corporate Secretary